* THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION

(THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT OF SELECTED PORTIONS OF THIS EXHIBIT. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY

WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “**REDACTED**”.

Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made by and between PA LLC, a Delaware limited liability company, having its principal place of business at 1901 S. Harbor City Boulevard, Suite 300, Melbourne, Florida 32901, f/k/a PetroAlgae, LLC (“PA”), and ASESORIAS E INVERSIONES QUILICURA S.A., a corporation organized and existing under the laws of the Republic of Chile, having its principal place of business at Avenida del Parque 4680, Office 201, Huechuraba, Santiago, Chile (“Licensee”). This Agreement is entered into as of October 25, 2011.

RECITALS

A. PA has developed and is developing the Licensed Technology (defined below) for use in the proprietary production system referred to as the PA System to be commercialized in a “Unit” as defined below. The full Unit will be constructed in a series of growth, harvesting and processing modules, as more specifically described in a detailed technical description of the Licensed Technology is attached hereto as Exhibit “A”.

B. Licensee and PA desire to commercially utilize the Licensed Technology through a royalty-bearing license from PA to use the Licensed Technology in the Territory (as defined in Section 1.26).

C. Licensee will construct and operate a Unit to grow, harvest and process micro-crops intended to produce high value protein concentrate and a biomass that can be used as a fuel feed stock or as animal feed. The Unit and its operation utilizes and incorporates the Licensed Technology. The parties have agreed to a three (3) phase process to complete construction of a fully operational Unit using the PA System: (i) the Preliminary Phase (as hereinafter defined); (ii) Phase I; and (iii) Phase II (as hereinafter defined).

D. The parties previously entered into a License Agreement dated November 10, 2010 (“Original License”) which the parties desire to amend and restate in this Amended and Restated License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS

1.1 “Affiliate” shall mean any corporation or other business entity which controls, is controlled by or is under common control with Licensee. For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of at least 51% of the outstanding stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority) and to exercise control over the management of such company; provided, however, that in any country where the local law shall not permit foreign equity participation of at least 51%, then an “Affiliate” shall include any company in which Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law and otherwise exercises control over the management of such company.

1.2 “Business Days” shall mean days on which banks and securities firms in New York, NY are customarily open for business.

1.3 “Design Change” shall mean any material change, as determined by PA in its sole discretion, to any plan, drawing, specification, configuration, biological organism, chemical formulation or other embodiment of the Licensed Technology.

1.4 “Field-of-Use” shall mean any commercial, non-military use.

1.5 “Governmental Official” shall mean any officer or employee of any government within the Territory or any department, agency or instrumentality thereof, or of any government-owned or government-controlled corporation or any public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, instrumentality, corporation or public international organization.

1.6 “Improvements” shall mean any and all improvements, alterations, variations, updates, design changes, modifications and enhancements made, developed, or discovered in connection with or relating to the Licensed Technology or the PA System or any other PA intellectual property.

1.7 “Licensed Patents and Intellectual Property” shall mean those patent applications listed in Exhibit “B”, and any patents or patent applications claiming priority through the patent applications listed in Exhibit “B”, including provisional, non-provisional, continuation, divisional, substitution, continuation-in-part, issued and reissued applications, filed in the United States, foreign jurisdictions, regional patent offices or organizations, and/or under international conventions and/or treaties including but not limited to the Paris Convention, the Patent Cooperation Treaty (PCT), and the International Union for the Protection of New Varieties of Plants (UPOV).

1.8 “Licensed Products” shall mean any animal feed, biomass, protein concentrate, fuel, or other saleable product or item produced by or on behalf of Licensee, or any of its Affiliates, or any unauthorized party related to Licensee, or its Affiliates using the Licensed Technology (whether produced as a product, ingredient, component for another product or otherwise).

1.9 “Licensed Technology” shall mean any and all Licensed Patents and Intellectual Property, trade secrets, copyrights, technological and product know-how (including, without limitation, such know how as described on the attached Exhibit “A”), biological matter, or other technology or information possessed by PA which relates to or is connected with the PA System. Notwithstanding the foregoing, the Licensed Technology shall not include the PA Software or any other software or computer programs connected with the PA System.

1.10 “License Turnover Package” shall mean and consist of a set of documents and information containing certain technical details required for the planning, construction, and operation of the Unit, including without limitation technical details related to the PA Software, and certain services and other forms of support to assist with the planning, construction, and operation of the Unit as referenced in Section 5.2 and as more fully detailed in Exhibit D.

1.11 “License Term” shall mean that period beginning on the Phase I Start Date and expiring twenty (20) years thereafter. Licensee shall have the option to extend the License Term for an additional subsequent ten (10) year period.

1.12 “Net Sales” shall mean the total of the gross revenue received by Licensee, or its Affiliates or any unauthorized party, from the export, sale, use, distribution, or other disposition or transfer of Licensed Products; provided, however, that Net Sales be computed by reducing gross revenue by (i) reasonable discounts actually allowed, customary in the trade for quantity purchases, cash payments, prompt payments, and to wholesalers and distributors (provided that, unless waived by PA in writing in advance, such reductions shall not exceed 10% of the highest sale price charged to other customers), (ii) customary prepaid freight and insurance, and (iii) customs duties, sales taxes, or other governmental charges actually paid in connection with sales of Licensed Products (but excluding any form of income taxes). Any adjustment to Net Sales resulting from returns of Licensed Products sold shall only be applied as an adjustment to Net Sales in succeeding periods. If a Licensed Product is distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to Affiliates or otherwise, Net Sales shall be based on the customary amount billed or the fair market value, whichever is higher, for such Licensed Products.

1.13 “PA Improvements” shall mean any and all Improvements made by PA, whether solely or acting jointly with others, to the Licensed Technology or the PA System.

1.14 “PA Software” shall mean the computer programs required to operate the PA System described on Exhibit “C”, and any updates, upgrades, improvements, alterations, or modifications thereto.

1.15 “PA System” shall mean the PA proprietary production system using the Licensed Technology for the growth and harvesting of micro-crops for the production of biomass, which may be used as a fuel feedstock or animal feed, and a protein concentrate, including a protein by-product and all related intellectual property in or related to the system.

1.16 “Phase I Budget” shall mean the budget for the total cost of engineering, procurement and construction for Phase I as described in Section 5.1.

1.17 “Phase I and II License” shall mean the license to the PA System and Licensed Products for use in the construction, operation and commercial production of Licensed Products using the Unit as described and limited in Section 5.2.

1.18 “Phase I Start Date” shall mean the date fifteen (15) days after the Preliminary End Date.

1.19 “Preliminary Data Package” shall mean a data package of design and operational information for the construction and operation of a Preliminary Unit which shall consist of a front-end engineering design (“FEED”) package for a Preliminary Unit (which shall include, without limitation, general facility drawing, piping & instrumentation diagrams, power & electrical system diagrams, and a control system design for the Preliminary Unit).

1.20 “Preliminary End Date” shall mean the date set by PA and Licensee for the expiration of the Preliminary Term in the agreement to proceed to Phase I as further described in Section 2.2.2.

1.21 “Preliminary Phase” shall mean the construction and operation of a Preliminary Unit by Licensee as described in Section 4 in accordance with the design documents provided by PA.

1.22 “Preliminary Phase Fee” shall mean the license fee to be paid by Licensee to PA for the license to the PA System and Licensed Technology in the amount noted in Section 3.1.1.

1.23 “Preliminary Phase License” shall mean the license as described in Section 4.3 to construct and operate the Preliminary Unit in the Preliminary Phase.

1.24 “Preliminary Term” means the period running from the Effective Date until the Preliminary End Date (as hereinafter defined), unless this Agreement is terminated prior thereto or is extended by the written mutual agreement of the parties hereto.

1.25 “Preliminary Unit” means a facility comprised of an open bio-reactor of approximately three-quarters of a hectare (0.75 hectares) in area located upon a sufficiently large site to enable the construction and operation of the bio-reactor and the growth and harvesting of micro-crops of lemna which utilizes and incorporates the Licensed Technology during the Preliminary Phase.

1.26 “Territory” shall mean the jurisdictional territory of the countries located on the continent of South America.

1.27 “Term” shall mean the period as defined in Section 13.1.

1.28 “Turnkey Basis” shall mean PA shall design, have constructed through a general contractor and equip the initial Unit Increment that comprises Phase I in exchange for payment of the Turnkey Cost identified in Section 5.1.3.

1.29 “Unit” shall mean a facility of full commercial scale containing a bioreactor growth area of approximately five thousand (5,000) hectares (the exact size may vary somewhat due to processing efficiency considerations or site specific considerations). The full Unit will be constructed in a series of growth, harvesting and processing modules.

1.30 “Unit Increments” shall mean growth, harvesting and processing modules of the PA System consisting of increments of approximately one hundred fifty (150) hectares of open bio-reactor area that collectively as a group form a complete Unit.

2. OVERVIEW OF PHASES

2.1 Three-Phased Process for Unit Construction. The parties have agreed to a three (3) phase process to complete construction of a fully operational Unit using the PA System: (i) the Preliminary Phase (as hereinafter defined); (ii) Phase I; and (ii) Phase II (as hereinafter defined).

2.2 Preliminary Phase: Preliminary Unit.

2.2.1 Design Documents and Preliminary Phase Fee. Upon receipt of the agreed-upon design documents described in Section 4.1 hereof, Licensee shall pay the Preliminary Phase Fee to PA for the Preliminary Phase License and associated services provided by PA. During the Preliminary Phase and subject to the Preliminary Phase License, Licensee shall construct the Preliminary Unit to test and demonstrate the growth and harvesting aspects of the Licensed Technology.

2.2.2 Acceptance of Preliminary Unit Completion. At a mutually agreed time(s) during the Preliminary Phase, the parties shall meet to discuss the degree of success of the Preliminary Unit’s construction, testing and operation. The parties shall, in agreement, reflect their acceptance of its performance in writing and set the Preliminary End Date. Neither PA nor Licensee shall unreasonably withhold their agreement on the Preliminary Unit’s successful construction and operation.

2.3 Proceeding to Phase I. After reaching agreement as to the successful operation of the Preliminary Unit and agreement as to the site of Phases I and II between the parties as described in Section 5.1.2, the parties shall proceed to Phase I during which the first Unit Increment will be constructed by a general contractor directed by PA. Phase I will include construction of approximately one hundred fifty (150) hectares of growth area together with attendant micro-crop processing equipment and facilities on a Turnkey Basis. PA shall bill Licensee twelve million U.S. dollars (USD $12,000,000) on a progress basis as the Phase I facility is constructed (“Turnkey Cost”). However, notwithstanding the foregoing, PA shall not be responsible for the cost of acquiring, permitting or preparing the land (i.e., as a level, buildable site) or for the cost of obtaining water, electricity or other utilities at the site.

2.4 Phase II. After completion of Phase I, the parties will proceed to Phase II. Phase II will include the continuous expansion of the PA System through addition of Unit Increments including growth, harvesting and processing modules in Unit Increments of approximately one hundred fifty (150) hectares until the system forms a complete Unit.

3. LICENSING FEES AND ROYALTIES

3.1 License Fees. The total license fees to be paid to PA under this Agreement for the Licenses for the Preliminary Unit and Unit shall equal **REDACTED** (“License Fees”). Royalties to be paid to PA by Licensee are in addition to the License Fees and are identified in Section 3.2. The License Fees shall be paid to PA by Licensee as follows:

3.1.1 Preliminary Phase Fee. Subject to the provisions of Section 4.1 below, Licensee shall pay PA the Preliminary Phase Fee in the amount of **REDACTED**.

3.1.2 Payment Under Option and Memorandum of Understanding. Licensee previously paid five hundred thousand U.S. dollars (USD 500,000) to PA pursuant to the Option and Memorandum of Understanding dated February 4, 2010, which is deemed a component of total License Fees hereunder, but shall not reduce any future payment due under the Agreement, including without limit, any Royalties and License Fees,.

3.2 Royalties.

3.2.1 During the License Term, Licensee shall pay a **REDACTED** royalty on any and all Net Sales of Licensed Products generated from each and every Unit and Unit Increment constructed during the License Term and any extensions thereto.

3.2.2 Alternative Consideration. If either Licensee, or any of its Affiliates, desires to solicit or accept any consideration, (including without limit, any payments, credits, rebates, deferment of payment or forgiveness of debt) for the sale of any Licensed Product (either directly or indirectly) not in accordance with the terms of the Net Sales as established herein, Licensee shall seek prior written consent of PA. PA may condition or withhold its consent in its reasonable discretion. Licensee shall not enter into any transaction with any Affiliate that would circumvent its monetary or other obligations under this Agreement. In the event that Licensee sells or transfers any Licensed Products to an Affiliate of Licensee, or transfers any Licensed Products internally for use by Licensee itself, then Net Sales for any such sale or transfer shall be based on the customary amount billed by Licensee for any such Licensed Products by Licensee’s customers, or the fair market value of such Licensed Products, whichever is higher. Any dispute on any matters contained in this Section 3.2.2 (including without limitation any dispute as to the value to place on any Licensed Products which are transferred internally or to an Affiliate of Licensee for the purpose of calculating Net Sales), shall be resolved according to the dispute resolution procedure contained in Section 3.5.

3.2.3 In the event that Licensee sells Licensed Products to a Third Party to whom it also sells other products or services, the price for such Licensed Products shall not be established such that the Net Sales or alternative consideration covered by Section 3.2.2 is below fair market value with the intent of increasing market share or consideration for other products or services sold by Licensee or for the purpose of reducing the amount of Royalties and alternative consideration covered by Section 3.2.2 payable to PA under this Agreement. If the sale of a Licensed Product under such circumstances results in Net Sales or other consideration below the fair market value of such Licensed Product, then the Net Sales or consideration covered by Section 3.2.2 shall be deemed to be the fair market value for purposes of calculating payments owed to PA under this Agreement. The parties acknowledge that Licensee currently possesses and/or may pursue access to other intellectual property rights that are not covered by this Agreement. Sale of any product that does not qualify as a Licensed Product will not create any royalty obligation under this Agreement.

3.3 Taxes. The parties agree to negotiate in good faith and take commercially reasonable actions to allow for the minimization of taxes, including without limitation any withholding taxes.

3.4 Payments.

3.4.1 Method of Payment. All payments will be paid to PA in U.S. dollars by check or wire transfer of immediately available funds, as directed by PA in writing. The remittance of Royalties payable on Net Sales outside the United States shall be payable to PA in United States Dollar equivalents at the rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the reporting period for which the Royalties are payable. If the transfer of, or the conversion into, or payment of, the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the Royalties as is necessary shall be made by the deposit, in the currency of the country where the sale was made on which the Royalty was based to the credit and account of PA or its nominee in any commercial bank or trust company of PA’s choice, prompt written notice of which shall be given by Licensee to PA.

3.4.2 Licensee shall be responsible for payment of all bank transfer charges, taxes, duties and other charges imposed by any taxing authority (other than PA’s income taxes) in connection with any payments, License Fees or other fees, or Royalties paid by Licensee to PA; provided, however that Licensee shall not be required to pay any United States Federal or State income taxes assessed on any amounts received by PA.

3.4.3 Royalty Payment Timing. Royalties payable under Section 3.2 hereof shall be paid monthly, in arrears, to PA within fifteen (15) days of the end of each month in which such royalties are incurred.

3.5 Royalty Dispute Resolution Process. In the event that Licensee and PA do not agree regarding whether the sale of products or services is within the scope of any Royalty or payment obligation herein, the following dispute resolution procedures shall apply: (1) Either party can raise a dispute as to a sale, a royalty, or other payment obligation by objecting to such sale, Royalty, or payment obligation, in writing, to the other party. (2) Thereafter, the CEO of PA (or designee thereof) and the CEO of Licensee (or other designee) shall negotiate, in good faith, to resolve the debate within thirty (30) days. If these negotiations do not resolve the dispute, then the parties shall enter into binding arbitration as described in Section 21, unless otherwise agreed by the parties in writing; and judgment upon the arbitration award may be entered in any court having jurisdiction. Each party shall bear its own costs in any such arbitration.

4. PRELIMINARY PHASE LICENSE, CONSTRUCTION AND OPERATION OF PRELIMINARY PHASE

4.1 Design Documents and Preliminary Phase Fee. PA shall provide a Preliminary Data Package as required to allow the construction of the Preliminary Phase. Additionally, on or before October 29, 2011, PA shall provide design documents for the construction of a Unit to Licensee. Upon receipt of these two sets of documents, Licensee shall pay the First Installment of the Preliminary Phase Fee to PA for the Preliminary Phase License.

4.2 Preliminary Unit. During the Preliminary Phase, Licensee shall construct the Preliminary Unit to test and demonstrate the growth and harvesting aspects of the Licensed Technology. Licensee’s planning, construction and operation of the Preliminary Unit shall also be in accordance with those same terms that are applicable for the planning, construction and operation of the Unit or any Unit Increment as described in Section 5 below.

4.3 Preliminary Phase License.

4.3.1 Preliminary Phase License Grant. Subject to the payment of the Preliminary Phase Fee and to the other terms and conditions in this Agreement, PA grants to Licensee, a non-exclusive, non-transferable, limited license to use the Licensed Technology for the limited purpose of planning, constructing and operating the Preliminary Unit within the Territory during the Preliminary Term in the Field-of-Use for an initial Licensee implementation of the Licensed Technology to grow and harvest micro-crops of lemna.

4.3.2 Preliminary Phase License Restrictions. Notwithstanding the foregoing, the limited Preliminary Phase License specifically excludes any right and license for Licensee to use the Preliminary Unit or the Licensed Technology to produce any Licensed Products for commercial sale. The rights and licenses for Phase I and II granted pursuant to Section 5 below do not take effect until and are contingent upon PA’s receipt of the License Fees and Turnkey Cost from Licensee and after the completion of the Preliminary Phase. All rights not expressly granted by PA in this Preliminary Phase License are reserved to PA.

4.4 Capital Expenditures for Preliminary Unit. Notwithstanding the foregoing, the parties agree that the total cost to Licensee for all capital expenditures incurred for the construction of the Preliminary Unit (excluding Licensee’s payment of the Preliminary Phase Fee, any unanticipated Government fees, permit fees and site costs) shall not exceed **REDACTED** unless Licensee, at its election, expands the scope of the Preliminary Phase.

4.5 Planning and Approval of Preliminary Unit. After receiving PA’s approval of the plans and techniques to be implemented, Licensee shall, at its sole cost and expense, promptly adapt the Preliminary Unit FEED package to the specific site selected by Licensee and commence to use commercially reasonable efforts to proceed with the planning and permitting of the Preliminary Unit within the Territory as described in this Agreement. Licensee shall submit its detailed plans, construction drawings and cost estimates to PA for its review and approval prior to committing to or proceeding with site development or construction of the Preliminary Unit. Without limiting the generality of the foregoing, Licensee shall provide, at its sole cost and expense, any and all necessary land, labor, contracting, materials, equipment, hardware, fixtures, machinery, permits, governmental approvals and authorizations, and any and all other goods and services necessary for or connected with the design, planning, construction and operation of the Preliminary Unit.

4.6 Return of PA System and Licensed Technology Upon Termination of Preliminary Phase. Upon the expiration of the Preliminary Phase, the site upon which the Preliminary Unit is located and all improvements thereon apart from and which do not embody the proprietary technology, Licensed Technology or any Intellectual Property of PA shall remain property of Licensee. If the Licensee does not proceed to Phase I in accordance with the provisions of this Agreement for any reason or for no reason, the Preliminary Data Package, the PA System and any Licensed Technology or PA proprietary information that has been made available in conjunction with the Preliminary Unit shall be returned to PA and shall remain its exclusive property.

4.7 PA Documents and Information. During the entire Term of the Agreement, PA shall provide documents and other information reasonably available to it and in its possession which relate to the Licensed Technology and/or the PA System for the planning, construction, and operation of relevant phases of the Unit that are reasonably requested by Licensee, and which PA determines to be reasonably necessary or useful, in its sole and absolute discretion, to the planning, construction, and operation of the Licensed Technology. PA shall at its expense assemble a team to provide support and guidance (as deemed reasonably necessary by PA after consulting with Licensee) to Licensee during each phase, consisting of: (i) biologist(s) to provide on-site instruction on and monitoring of inoculation, lemna growth and the harvesting thereof; and (ii) personnel to provide construction oversight of each phase and to manage the operation thereof. PA reserves the right to update the materials provided to Licensee to optimize the planning, construction or operation of each phase, as may be desirable to consider Unit location, site specific conditions, and other matters that PA, in its reasonable discretion, considers relevant to each phase or portion thereof.

4.8 Third Party Contractors and Contracts. Licensee shall have the right to construct and operate the Preliminary Unit and the Unit for Phase I and II by contracting with third parties within the Territory, to assist in the planning, construction, and operation of the Preliminary Unit and the Unit under Phase I and Phase II Units (any such agreements, “Contractor Agreements”). However, for any such Contractor Agreements, Licensee shall: (i) first obtain PA’s written consent to enter into the Contractor Agreement; (ii) receive appropriate, in PA’s reasonable discretion, supervision of, control of, and quality assurances by such third parties; (iii) obtain such third parties’ agreements to be bound in writing in a manner sufficient, in PA’s reasonable discretion, to protect any and all rights of PA, including without limitation PA’s rights in and to the Licensed Technology, the PA System, any Improvements and all other intellectual or proprietary property of PA, or which may otherwise arise hereunder; (iv) not otherwise exceed the scope of the license set forth in Section 4.3 and (v) include, in PA’s sole and absolute discretion and direction, a clause naming PA as a third-party beneficiary, or providing some other form of contractual protection which would allow PA to directly enforce any breach of any such agreement. Licensee shall be liable for any and all breaches or violations of this Agreement and any Contractor Agreements by any such third parties.

5. PHASE I & II – LICENSE, CONSTRUCTION AND OPERATION OF THE PA SYSTEM IN THE UNIT.

5.1 Phase I Payments and Budget.

5.1.1 Licensee shall make the payments for the Preliminary Phase as outlined in Section 3.1.

5.1.2 Phase I and II Location. No later than March 15, 2012, Licensee shall select and identify to PA a location where it proposes to construct the Unit within the Territory. PA shall review the suitability and feasibility of the site and, after appropriate study and in its reasonable discretion, shall notify Licensee if such site is approved. Licensee shall not commence construction of Phase I without PA’s approval.

5.1.3 Phase I Budget and Turnkey Payment by Licensee. PA will construct the first Unit Increment at the site approved in Section 5.1.2 on a Turnkey Basis. Licensee will pay a Turnkey Cost equaling twelve million U.S. dollars (USD 12,000,000) for engineering, procurement and construction of Phase I (referred to as the “Phase I Budget”). PA shall bill Licensee for the Turnkey Cost on a progress basis as the Phase I facility is completed. PA will submit invoices to Licensee once Phase I is begun and will continue progress billing of the Turnkey Cost as cost are incurred, up to the amount of the Phase I Budget.

Such invoices will be supported by appropriate documentation of the extent of work completed, costs incurred and other relevant details. For avoidance of doubt, Phase I Budget shall not include the cost of land acquisition, permitting or other governmental approvals, utilities or site preparation (i.e., as a level, buildable site) and infrastructure (including water, electricity or other utilities at the site.)

5.1.4 License Turnover Package. Prior to the commencement of operations of Phase I and contingent on receipt of full payment of the License Fees and Turnkey Cost, PA will provide Licensee with the “License Turnover Package” as more fully detailed in Exhibit D.

5.2 Phase I and II License.

5.2.1 Phase I and II License Grant. Subject to the parties agreement to proceed to Phase I and payment of the License Fees specified in Section 3.1, PA shall grant to Licensee a royalty-bearing license, commencing on the Phase I Start Date, to use the Licensed Technology for Phase I and II to plan, construct and operate the Unit and sell Licensed Products in the Territory during the License Term in the Field-of-Use.

**REDACTED**

5.2.3 PA Software License. The Licensee shall be granted a limited, non-exclusive license to use the PA Software required to control, monitor and operate the PA System during the License Term so long as Licensee is not in default under this Agreement and any PA Software license terms or restrictions. Licensee agrees to cooperate with PA in executing any separate software licensing agreement that may be required (e.g., related to the use of software licensed by PA from a third party) but shall not be responsible for any additional cost(s) as a result.

5.3 Licensee Responsibility for Costs for the Unit. Except as may be expressly described in this Agreement, Licensee shall pay the cost and expense of any and all necessary land, labor, contracting, materials, equipment, hardware, fixtures, machinery, permits, governmental approvals and authorizations, and any and all other goods and services necessary for or connected with the design, planning, construction and operation of the Unit and all portions thereof. As a means of assisting Licensee in assuring that each Unit Increment is properly constructed to operate in an efficient manner, PA will provide cost and purchasing terms for materials and equipment required for construction of each portion of the Unit and, upon Licensee approval, shall facilitate the procurement of such items. Once construction of the Unit, or any portion thereof, is completed, Licensee shall, at its sole cost and expense, use commercially reasonable efforts to operate the Unit to generate and maximize Net Sales.

5.4 Commencement and PA Approval for Construction of Phase II of the Unit. No later than fifteen (15) days after Licensee’s receipt of the Licensee Turnover Package from PA, Licensee shall, at its sole cost and expense, commence to use commercially reasonable efforts to proceed with the planning and the construction of Phase II of the Unit. Licensee shall not commence construction on the Unit, Unit Increment or any portion thereof until PA has given its approval for the commencement of construction. PA may exercise its approval in its reasonable discretion but shall unreasonably condition, withhold, or delay its permission. No later than sixty (60) days prior to the date on which the Licensee intends to commence construction on any Unit Increment, Licensee shall submit to PA for review and approval final copies of all architectural, engineering, and construction plans, diagrams, agreements, tables, drawings, designs, with respect to the planning and construction of any such Unit Increment, and any other documents related thereto which may be requested by PA. Conditioned upon receipt of these preceding required items, PA shall provide such approval, rejection or approval within thirty (30) days from receipt of such plan, diagram, table, drawing, design or document.

5.5 PA Involvement During Construction of the Unit. During the construction of the Unit or any portion thereof, Licensee will allow PA’s personnel access to all construction and manufacturing sites and facilities associated with the Unit or any portion thereof. Licensee will take reasonable direction from PA and will cooperate with PA’s construction manager in the construction of the Unit or any portion thereof. Licensee shall obtain PA’s written consent (which consent may be withheld or conditioned in PA’s sole and absolute discretion) prior to making any Design Change.

5.6 PA Assistance in Planning, Construction and Operation of the Unit.

5.6.1 PA Construction Oversight. PA shall provide a PA construction manager to oversee the planning and construction of the PA System, Preliminary Unit and Unit. In addition, once Unit Increments are completed and commence operation, PA will provide an operations manager to assure compliance with the PA System technical and operational requirements and standards. Licensee will cooperate with and take reasonable direction from the PA construction and operations managers with respect to the planning, construction and operation of the PA System, Preliminary Unit and Unit for conformance and compliance with the PA technical and operational standards and policies. In particular, Licensee agrees that the PA operations manager will direct the procurement and delivery into the bio-reactors of the growth nutrients with the objectives of minimizing operating cost and maximizing harvested micro-crops.

5.6.2 PA Documents and Information. PA shall provide documents and information and other reasonably available information in its possession that relates to the Licensed Technology and/or PA System for the Unit or the planning, construction, and operation of the Unit or any portion thereof. PA shall provide such documents and information as reasonably requested by the Licensee and which PA determines to be reasonably necessary or useful, in its sole and absolute discretion, to the planning, construction, and operation of the Unit or any portion thereof.

5.6.3 PA Technical Support During Phase II, so long as Licensee has not defaulted under this Agreement, PA shall, at its expense, assemble a science and engineering team of its personnel who are necessary (as reasonably determined by PA) to provide technical assistance to Licensee in the planning, construction, and operation of the Unit or any portion thereof. The science and engineering team may be located at Licensee’s facilities or the Unit build-out site. PA may provide such services through one or more of its affiliates, including without limitation, a company based in the Territory. In the event that Licensee requires services beyond those in this Agreement (that is, after the Unit has been constructed and is fully operational), PA and Licensee will enter into a Service Agreement based on PA’s standard services terms, conditions and rates. The scope of the Services Agreement may generally include on-going engineering and commercial service and support as reasonably needed during the operation of the Unit or any portion thereof in order for the Unit to function in a commercially and economically viable manner.

5.6.4 PA Business Development Assistance PA shall also in good faith use commercially reasonable efforts to provide reasonable assistance to Licensee with respect to: (i) Licensee’s efforts to secure investors for the purpose of constructing the Unit, (ii) gaining any approvals from the Chilean government necessary for Licensee to plan, construct, and operate the Unit or any portion thereof, (iii) any initiatives undertaken with the United States government necessary for Licensee to construct the Unit or any portion thereof, and (iv) establishing off-take agreements for Licensee for the protein, fuel, and combustion markets. The undertakings described above are not to be treated as conditions to any of Licensee’s obligations hereunder.

5.7 Construction Completion and Certification. Construction of the Unit or any portion thereof, (beyond Phase I provided on the Turnkey Basis) shall not be deemed complete hereunder until PA inspects and “Certifies” the Unit or any portion thereof. As used herein, “Certifies” or “Certified” shall mean that, after inspection, and any testing deemed necessary by PA, PA has determined, in PA’s reasonable discretion the following: (i) that the Unit or a portion thereof has been properly constructed; (ii) that the Licensed Technology has been properly incorporated and implemented into the Unit or portion thereof; and (iii) that the Unit or portion thereof is otherwise capable of operating according to PA’s customary performance parameters for the Unit. PA will provide written certification evidence to Licensee of the Unit or any portion thereof that PA Certifies. Notwithstanding anything contained herein to the contrary, Licensee shall not begin commercial operations of the Unit or any portion thereof, or otherwise operate the Unit or any portion thereof with the intent of producing any Licensed Products, until the Unit or any portion thereof has been Certified by PA.

5.8 Licensee Responsibility for Approvals. Licensee shall use commercially reasonable efforts to themselves or cause others to prepare and file all necessary applications to obtain all necessary permits, approvals, consents, or other authorizations for the construction and operation of the Unit or any portion thereof and the sale of Licensed Products. Such applications and approvals shall be in the name of Licensee and obtained from any necessary governmental authorities in the Territory or where Licensee intends to use or sell the Licensed Products. Licensee shall use its commercially reasonable efforts in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Licensed Technology.

5.9 Licensee Capitalization. Licensee represents and warrants that, as of the Effective Date, and at all times thereafter, it has adequate capitalization to perform its obligations under this Agreement. Throughout the Term of this Agreement, Licensee shall, upon the request of PA, provide evidence satisfactory to PA that it is adequately capitalized pursuant to the terms hereof.

6. SUBLICENSES

Licensee shall not, and shall not have any right to sublicense the Licensed Technology or any rights granted hereunder except as may be expressly authorized herein.

7. PA SYSTEM INTELLECTUAL PROPERTY RIGHTS

7.1 PA Retained Ownership of PA System, Licensed Technology and Intellectual Property Rights. PA owns and shall own any and all right, title and interest in and to the Licensed Technology, the PA System, and any Improvements regardless of whether developed by PA or Licensee, and regardless of whether developed prior to or after the Effective Date.

7.2 Improvements. Licensee shall not attempt to create, devise, make, reverse-engineer or discover any Improvements, or otherwise attempt to modify, alter, or change the Licensed Technology or the PA System, without the prior express written consent of PA. After the Effective Date and throughout the Term, Licensee and its Affiliates shall promptly disclose to PA all inventions, technical data, information, and materials relating to the Licensed Technology or the PA System that could reasonably be considered Improvements and Licensee shall inform PA in writing of such Improvements, including therewith a complete description of such Improvement and all supporting research, data, or other information concerning such Improvement. Licessee agrees and does hereby assign to PA all right, title and interest in such Improvements and all related Intellectual Property.

7.3 PA Control of Intellectual Property Protection and Enforcement. PA shall have the exclusive right, power, and authority to control, in all respects and in its sole and absolute discretion, the preparation, filing, prosecution, maintenance, defense and enforcement of any and all United States and foreign patent applications and other intellectual property connected with the Licensed Technology, the PA System, and any Improvements.

7.4 Licensee Further Assurances and Cooperation.

7.4.1 Licensee shall, and shall cause each of its Affiliates, employees and agents to cooperate with PA and to take all actions and to execute, acknowledge, and deliver all instruments or agreements reasonably requested by PA, for the perfection, maintenance, protection, enforcement and/or defense of PA’s rights with respect to the PA System, Licensed Technology or related intellectual property rights and any Improvements.

7.4.2 Licensee shall inform PA promptly in writing, and in any event no later than three (3) Business Days after the date on which Licensee learned, or should have learned, of any alleged infringement by any other person or entity of the Licensed Technology, the PA System, or any Improvement which comes to its attention and of any available evidence thereof. Licensee shall reasonably cooperate with PA and take all reasonable steps to protect and enforce PA’s rights in and to the Licensed Technology, the PA System, and any Improvements. Licensee shall cooperate in all reasonable respects with PA in any infringement action instituted by or against PA related to the Licensed Technology, the PA System, or any Improvements. Licensee agrees, to the extent reasonably possible, to have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.4.3 Licensee shall cooperate in all reasonable respects, with PA in any infringement action instituted by or against a party related to the Licensed Technology, PA System, or any Improvement. Licensee agrees to the extent reasonably possible, to have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8. CONFIDENTIALITY

8.1 Each party undertakes, from the Effective Date and for a period of ten (10) years following the termination of this Agreement (except for any information related to the trade secrets of the other party, in which case such period shall continue indefinitely), to hold in strict confidence and not to use or disclose to any other person or entity, or to use for any purpose other than to perform its obligations pursuant to this Agreement, any confidential or proprietary information, knowledge, trade secrets, know how, materials or data (the “Confidential Information”) received from the other party. Each party may only disclose to its own employees the other party’s Confidential Information on a need to know basis to the extent necessary in order to allow the receiving party to perform its obligations hereunder. Each party shall ensure that any of such party’s employees who receive any Confidential Information of the other party are bound by non-disclosure and use obligations at least as stringent and restrictive as those contained herein. It is expressly agreed that any information which is related to or connected with any aspect of the Licensed Technology (including without limitation any trade secrets or know how) shall be deemed Confidential Information of PA under this Agreement. The obligation under this Section 8.1 shall not apply to information which:

8.1.1 is known to the receiving party prior to its receipt by the receiving party, without violating any confidentiality obligation, and can be so proven by written records; or

8.1.2 is received at any time by the receiving party in good faith from another person or entity lawfully in possession of it and having the right to disclose the same, and can be so proven by written records; or

8.1.3 is as of the date of receipt by the receiving party in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the employees or agents of the receiving party which acts or omissions have not been consented to by the other party, and can be so proven by written records;

8.1.4 is independently developed by or on behalf of the receiving party without resort to the other party’s Confidential Information as can be shown by reasonable documentary evidence.

8.2 PA and Licensee may disclose Confidential Information to the extent required by applicable law, provided that the party required to make such disclosure cooperates with the other party’s efforts to limit such disclosure and notifies such other party upon receipt of any order or request for such disclosure.

8.3 Licensee may disclose Confidential Information to its current and prospective investors, lenders, managers, and others that are expected to assume a significant role in the PA System that is the subject of this Agreement only under the condition that Licensee will maintain strict control over the dissemination of such information and will require such recipients of Confidential Information to be bound equally as described in this Section 8. If the parties receiving Confidential Information from Licensee choose not to take the intended role in the PA System or otherwise cease to be involved with Licensee, Licensee will take commercially reasonable steps to ensure that such parties return or destroy any Confidential Information that may be in their possession.

9. REPORTS; AUDIT RIGHTS

9.1 Progress Reports. Licensee shall submit to PA a progress report describing the material planning and construction activities with respect to the Preliminary Unit, the Unit or any portion thereof during such immediately preceding quarter. Licensee will submit such reports during the Term during the planning and construction of the Unit or any portion thereof and prior to the time in which PA certifies the Unit or any portion thereof. These reports will be submitted no later than ten (10) days after each month following the Effective Date. The progress reports submitted under this Section 9.1 shall include, but not be limited to, the following topics:

•	summary of work completed;

•	summary of work in progress;

•	summary of any contracts or agreements entered into with respect to the Unit or any portion thereof;

•	current schedule of anticipated events or milestones; and

•	a summary of resources (dollar value) spent in the reporting period.

In addition, Licensee shall provide all other information related to or connected with the planning or construction of the Unit or any portion thereof which PA requests. Licensee shall submit all reports due to PA in English. All such progress reports shall be true, accurate, clear and complete in all respects, and shall contain no misleading information.

9.2 Royalty Report. Licensee shall provide a royalty report with each payment pursuant to Sections 3.2 and 3.4, during the Term of this Agreement (including the last day of any month following the expiration date of this Agreement). The report shall detail: (i) all royalties and other revenue owed to PA hereunder with an itemization of the source of such revenue (e.g., whether due to sales of products (including model numbers), or other commercial partners, etc.), (ii) gross and Net Sales on all Licensed Products sold, (iii) other information reasonably requested by PA. If no payment is due for any period, Licensee shall still provide a report and indicate that no payment is due.

9.3 License Records. Licensee shall keep accurate records in accordance with the International Financial Reporting Standards and in sufficient detail including reporting of Net Sales and all appropriate deductions claimed, to enable the Royalty and other payments due to PA under this Agreement to be determined. Upon the request of PA, Licensee shall permit a designated PA representative and an independent certified public accountant selected by PA to inspect and copy those records of Licensee. Licensee will provide such accountant access during regular business hours and upon reasonable notice to Licensee. Licensee shall provide access to such records as may be necessary or desirable to verify the accuracy of the reports given pursuant to this Agreement. Should the audit reveal an underpayment discrepancy of five (5%) or more between any payment reported and any payment actually due to PA, Licensee shall pay all fees and expenses incurred in conducting the audit; otherwise PA shall pay the fees and expenses incurred in conducting the audit and inspection. Underpayment discrepancies shall be paid promptly by Licensee to PA and overpayment discrepancies shall be credited to Licensee’s account in connection with the next subsequent payment of royalties.

10. WARRANTY AND INDEMNIFICATION

10.1 PA hereby represents and warrants, as of the date hereof, as follows:

10.1.1 Except as disclosed on Exhibit “B”, PA owns the Licensed Technology and to the best of PA’s knowledge, the Licensed Technology does not infringe or violate any third party intellectual property rights and no third party has infringed upon PA’s rights in the Licensed Technology.

10.1.2 PA has the right, power, and authority to enter into this Agreement, that the Agreement has been duly executed and delivered, that the Agreement is legal, valid, and binding according to its terms, and that the Agreement does not contravene any other agreement to which PA is a party or its governing documents (including without limitation its Certificate of Organization and Amended and Restated Limited Liability Company Agreement).

10.1.3 To the best of PA’s knowledge, the technical description in Exhibit “A” contains no false statements of a material fact.

10.1.4 There is no action, suit, claim, investigation or proceeding pending, or to the best of PA’s knowledge, threatened against, by or affecting PA or the Licensed Technology which, if adversely decided, might adversely affect PA’s ability to enter into this Agreement, PA’s performance of its obligations hereunder, or Licensee’s use and sublicensing of the Licensed Technology. As of the Effective Date, PA further represents and warrants that it does not know of any basis for any such action.

10.1.5 There is no existing pattern or repetition of licensee complaints regarding the Licensed Technology, including performance issues, that would indicate a material defect in the Licensed Technology or PA System.

10.1.6 Each of PA’s employees or permitted contractors assigned to perform any services hereunder, including engineering and/or support services, has the proper skills, training, and professional background to perform such services, such services will be performed in a competent and professional manner.

10.1.7 PA can, and will, perform its obligations hereunder without violating any applicable government law, regulation, or rule.

10.2 Licensee hereby represents and warrants as follows:

10.2.1 Licensee has the right, power, and authority to enter into this Agreement, that the Agreement has been duly executed and delivered, that the Agreement is legal, valid, and binding according to its terms, and that the Agreement does not contravene any other agreement to which Licensee is a party or its governing documents (including without limitation any certificate of organization or operating agreement).

10.2.2 Licensee can, and will, perform its obligations hereunder without violating any applicable government law, regulation, or rule.

10.2.3 Licensee has all resources (including, without limitation, financial, engineering, and technical resources) which may be necessary to perform its obligations under this Agreement.

10.2.4 Licensee will use the Licensed Technology exclusively as granted and provided in Section 4 above during the Preliminary Phase and exclusively for the production of Licensed Products during its exercise of the licenses granted and provided it in Section 5 above.

10.2.5 The representations and warranties under this Section 10.2 shall survive termination of this Agreement.

10.2.6 Licensee has made its own independent decision to enter into this Agreement based solely on Licensee’s own independent due diligence and not based on any other factors.

10.3 Except for a breach of the representation and warranty set forth in Section 10.1.1 above with respect to PA’s knowledge of any potential infringement of the Licensed Technology, neither PA, any PA Affiliate, nor any of their respective directors, officers, employees or agents (individually and collectively “PA Party” and “PA Parties”) shall have any liability or obligation in respect of any infringement of any patent or other right of third parties due to Licensee’s activities under the license granted hereby, unless Licensee’s infringement of any patent right is made under the direct, express, instruction of PA.

10.4 Licensee Assumption of Risk for Operation of the Unit. Licensee assumes all risk as to performance or disposition of Licensed Products or the operation of the Unit including any product liability claims brought by unrelated third parties. Other than as may be described in this Agreement, no PA Party assumes any responsibilities to produce, use, sell or otherwise dispose of Licensed Products. All warranties provided by PA under this Agreement in connection with the Licensed Technology or the PA System shall automatically become null and void in the event of any Improvement or Design Change not approved by PA is made or caused by Licensee.

10.5 LIMITATIONS OF LIABILITY.

NOTWITHSTANDING ANYTHING STATED TO THE CONTRARY, IN NO EVENT SHALL ANY PA PARTY BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSSES, INCLUDING, WITHOUT LIMITATION, LOSSES OF USE, PROFITS, BUSINESS, PRODUCTIVITY, REVENUE, REPUTATION OR FINANCING (INCLUDING, WITHOUT LIMITATION, CLAIMS BY THIRD PARTIES FOR WHICH A DUTY TO INDEMNIFY AND HOLD HARMLESS EXISTS HEREUNDER) OR OTHER ECONOMIC LOSS OR DAMAGE WITH RESPECT TO THIS AGREEMENT, THE LICENSED TECHNOLOGY, THE PA SYSTEM, OR OTHERWISE, REGARDLESS OF ANY LEGAL THEORY, WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EXCEPT IN CASES OF GROSS NEGLIGENCE OR INTENTIONAL MALFEASANCE. THE LIMITATIONS ON LIABILITY CONTAINED IN THIS SECTION 10.6 WILL APPLY EVEN THOUGH ONE OR MORE PA PARTIES MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

10.6 Notwithstanding anything to the contrary contained in this Agreement and to the maximum extent permissible by law, PA’s total aggregate liability (arising out of or in connection with but not limited to any breach of contract, negligence, tort, liquidated damages, specific performance, termination, cancellation including, the repayment of the contract price, fundamental breach, breach of warranties, misrepresentation, nonperformance, non-payment, or any other) whether based in contract, in tort, in equity, on statute, at law or on any other theory of law, shall not exceed the amount of any payments of licensing fees actually received by PA from Licensee hereunder. Licensee acknowledges that to the extent any remedies are provided in this agreement, such remedies shall be exclusive and in lieu of all other remedies available to licensee at law, in contract, in tort, in statute or in equity or in any other theory of laws.

10.7 Licensee Indemnity. Licensee hereby agrees to indemnify, defend, save and hold each and all PA Parties harmless from and against any and all claims, demands, or actions (“Claims”) asserted by any other person or entity alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, or damage arising or resulting from the use of Licensed Technology or Licensed Products by Licensee, its customers, end-users, Affiliates, agents, employees, directors, officers (collectively “Agents”), or their Agents, however the same may arise; provided, however, that the foregoing obligations shall not apply to any Claims arising out of Licensee’s use of the Licensed Technology under the direct, express instruction of PA or a PA Party, or any Claims arising out of or connected with the gross negligence or intentional misconduct of PA. Licensee further hereby agrees to indemnify, defend, save and hold PA and each and all PA Parties harmless from and against any and all liabilities, costs, fees, expenses, losses, or damages arising from or connected with Licensee’s material breach or violation of any representation, warranty, obligation or other covenant contained herein. Licensee shall not, and shall require that its Affiliates make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that, as to any PA Party, are inconsistent with any disclaimer or limitation included in Section 10.

10.8 PA Indemnity. PA hereby agrees to indemnify, defend, save and hold Licensee harmless from and against any and all liabilities, costs, fees, expenses, losses, or damages arising from PA’s intentional and material breach or violation of any material representation, warranty, obligation or other covenant contained herein.

10.9 Disclaimer of Warranties.

10.9.1 THE FOLLOWING SHALL NOT BE CONSTRUED AS A WAIVER BY LICENSEE OF, OR AN EXCUSE FOR, ANY NON-PERFORMANCE OR BREACH BY PA OF ANY OF PA’S REPRESENTATIONS, WARRANTIES, AND OBLIGATIONS EXPRESSLY PROVIDED OR MADE UNDER THIS AGREEMENT OR IN THE SUPPORT AND SERVICES AGREEMENT. EXCEPT AS MAY BE EXPRESSLY SET FORTH ABOVE, OR ELSEWHERE IN THIS AGREEMENT OR IN THE SERVICES AND SUPPORT AGREEMENT, NO PA PARTY MAKES ANY

REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE LICENSED TECHNOLOGY, THE PA SYSTEM OR THE USE OR PERFORMANCE THEREOF. ALL PA PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EXCEPT FOR THE APPLICATION OF THE LICENSED TECHNOLOGY FOR THE PURPOSE OF GROWING BIOMASS (I.E., LEMNA) OR NON-INFRINGEMENT WITH RESPECT TO THE LICENSED TECHNOLOGY, THE PA SYSTEM, ANY SUBJECT MATTER HEREUNDER, OR THE USE OR PERFORMANCE THEREOF.

10.9.2 WITH RESPECT TO PA’S PERFORMANCE OF THE SERVICES AND PROVIDING THE LICENSEE TURNOVER PACKAGE AND PHASE I ON A TURNKEY BASIS, PA REPRESENTS AND WARRANTS ONLY THAT THE SERVICES WILL BE PERFORMED, AND THE LICENSEE TURNOVER PACKAGE AND PHASE I SERVICES WILL BE PROVIDED, IN GOOD FAITH USING COMMERCIALLY REASONABLE EFFORTS. OTHER THAN THE FOREGOING, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS GIVEN OR MADE BY PA HEREUNDER, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OR REPRESENTATIONS GIVEN WITH RESPECT TO THE SERVICES, THE LICENSEE TURNOVER PACKAGE, PHASE I SERVICES OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY RIGHTS. PA HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES AND REPRESENTATIONS. WITHOUT LIMITING THE FOREGOING, WITH RESPECT TO ANY ITEMS OF EQUIPMENT OR HARDWARE PROCURED TO OPERATE THE UNIT, ANY AND ALL WARRANTIES WITH RESPECT TO SUCH EQUIPMENT OR HARDWARE WILL BE PROVIDED DIRECTLY BY THE MANUFACTURER OF SUCH EQUIPMENT OR HARDWARE.

11. COMMUNICATION

Any and all notices and communications shall be made in writing and in English. Any payment, notice, or other communication shall be sufficiently made and deemed given on the date of delivery if hand-delivered, couriered, or sent via Federal Express, UPS, or DHL to the party, or on the date five (5) Business Days after it is sent to the party by mail, international first class postage prepaid (followed up by fax and electronic mail on the same day it is delivered), addressed to the party at its address set forth or to such other address as it shall be designated by written notice to the other party as follows:

In the case of PA:

PA LLC

1901 South Harbor City Boulevard

Suite 300

Melbourne, Florida 32901

U.S.A.

Fax: +1 321 723 7047

Attn: Chief Executive Officer

In the case of Licensee:

Asesorias e Inversiones Quilicura S.A.

Avenida del Parque 4680

Office 201

Huechuraba, Santiago

Republic of Chile

Fax:

Attn.: Mr. Andres de Carcer

12. ASSIGNMENTS

Except as set forth in this Agreement, the agreement and any rights, interests, or obligations shall not be assignable or assigned by either party (or transferred by operation of law) without the prior written consent of the other party, which will not be unreasonably conditioned, withheld, or delayed. Notwithstanding the foregoing, the parties agree that at any time, PA may assign its rights and obligations hereunder to any Affiliate of PA, and Licensee may assign its rights and obligations hereunder to any Affiliate of Licensee.

13. TERM AND TERMINATION

13.1 Term of the Agreement. The Agreement shall be effective as November 10, 2010 and shall continue for the later of 20 years or the termination of the License Term. The Term shall include the Preliminary Term and the License Term. If not sooner terminated as provided or permitted herein or extended by mutual agreement in writing, this Agreement shall automatically terminate upon expiration of the License Term.

13.2 Failure by PA or Licensee to comply with any of the material terms contained in this Agreement shall entitle the other party to give to such defaulting party written notice requiring it to cure the default. If the default is not cured within sixty (60) days after the receipt of the notice of a non-payment default, or twenty (20) days after the receipt of the notice of a payment default, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or applicable law) to terminate this Agreement by giving notice to take effect immediately upon receipt by the party in default. The right of either party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default. In the event that Licensee fails to timely make any payment under Section 3 hereinabove by the due date, PA at its sole discretion may consent to a deferral of such payment, provided that such late payment shall accrue interest at the rate of eighteen percent (18%) per annum. Notwithstanding anything stated to the contrary herein, in the event that Licensee fails to timely make any payment under Section 3 hereinabove by the due date on more than two (2) occasions during the Term, the twenty (20) day cure period described above with respect to such payments shall be reduced to ten (10) days.

13.3 This Agreement shall automatically and immediately terminate if: (i) Licensee voluntarily or involuntarily enters a judicial or other process that can expected to result in its liquidation; (ii) Licensee is declared insolvent by a court of competent jurisdiction; (iii) either party ceases to continue material business operations, (iv) if Licensee otherwise unwinds or dissolves its business.

13.4 Notwithstanding the foregoing Sections, PA may terminate this Agreement by written notice at any time “for-cause”. As used herein, “for-cause” shall mean the following: (a) fraud or misrepresentation by Licensee with respect to entering into and/or in the performance this License Agreement (including without limitation, the representations and warranties contained in Section 10.2); (b) any change in the information contained in Sections 22 or 24 or violation of the covenants or obligations contained therein; (c) PA becomes aware of circumstances that give it reason to believe that Licensee has engaged in illegal conduct (under any applicable law) or unethical business practices; (d) Licensee, or any of its owners, directors, officers, agents or employees have become the target of an investigation or prosecution by any government authority for alleged corruption or fraud; (e) Licensee assigns or sublicenses, or attempts to assign or sublicense, this Agreement or any of the Licensed Technology in violation of Sections 4 or 5 hereof, or (f) Licensee breaches any of its obligations contained in Section 3 of this License Agreement.

13.5 Upon termination of this Agreement for any reason, Licensee shall immediately deliver or cause to be delivered to PA all Confidential Information, whether held by it or by its contractors, consultants, investors or any other party to whom such material may have been transferred, all Licensed Technology, and all data or information related to the Licensed Technology or the PA System. Licensee shall also do whatever is necessary to provide PA, or PA’s designee, full, unconditional, and unrestricted access to, and use of, all such data including any related master file. Upon termination of this Agreement, Licensee shall no longer have the right to use the Licensed Technology, the PA System or the Unit.

13.6 Notwithstanding the foregoing, in the event that PA terminates this Agreement under Section 13.2 above, such termination shall be only a partial termination and this Agreement will continue with respect to any Unit Increment already Certified; provided, however, that (i) Licensee continue to be bound by any and all terms, conditions, and obligations of this Agreement with respect to such Unit Increments (including, without limitation, all reporting and payment obligations hereunder), (ii) the license granted hereunder to operate such Unit Increments shall remain non-exclusive, and (iii) in the event of any further breach, violation, or non-compliance of such terms, conditions, or obligations, PA may immediately terminate this Agreement with respect to such Unit Increments by written notice to Licensee.

14. RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION

14.1 Termination of this Agreement, by expiration or otherwise for any reason, shall not terminate (i) PA’s right to receive all payments and royalties due and accrued and unpaid on the effective date of the termination, and (ii) the rights and obligations set forth in Sections 3 (related to License Fees and Royalties due and payable), 4.6, 7, 8, 9, and 10.

14.2 Following any termination of this Agreement, by expiration or otherwise (other than termination by PA pursuant to Section 13.4 hereof), Licensee may sell for a six (6) month period after termination, in accordance with the terms of this Agreement, any Licensed Product which was in process of manufacture or finished on the effective date of the termination. With respect to these sales, Licensee shall continue to be bound by all of its obligations under this Agreement, including without limitation all reporting and payment obligations hereunder.

15. INSURANCE

Where reasonably available under commercial terms, Licensee agrees to maintain the following minimum insurance coverage during the Term of this Agreement:

15.1 Commercial general liability insurance, with a broad form general liability endorsement, with contractual liability included, against claims for bodily injury, death or property damage in connection with its operations contemplated by this Agreement at levels consistent with applicable law and prudent business judgment. If such coverage is on a “claims made” basis rather than an “occurrence” basis, Licensee shall continue coverage, whether by tail coverage or otherwise, for a period of not less than two years following expiration of this Agreement.

15.2 Licensee shall acquire worker’s compensation insurance, employer liability insurance, and automobile liability coverage at levels consistent with applicable law and prudent business judgment, and shall acquire any other insurance which may be required by applicable law. Licensee shall also acquire casualty insurance, and such other form of insurance, as may be necessary to protect any completed Unit Increment or Unit against sudden and/or unforeseen events or disasters (including without limitation any Force Majeure Events as defined below) at levels consistent with applicable law and prudent business judgment.

15.3 The coverage will not be invalidated due to any act or omission on the part of any PA Party. Licensee shall provide certificates of insurance showing required coverages to PA.

15.4 Licensee’s coverage obligation shall include, without limitation, the acts and omissions of Licensee and its directors, officers, employees and agents and:

15.4.1 The insurance policy must require the insurer to notify PA in writing at least thirty (30) days prior to any cancellation, alteration or nonrenewal.

15.4.2 If Licensee fails to carry and maintain the required insurance or to deliver certificates of insurance, then Licensee will be in default under this Agreement.

15.4.3 Upon request by PA, Licensee will provide PA with copies of all insurance policies and endorsements.

15.4.4 All insurance required hereby shall be effected under policies issued by responsible insurers authorized to do business within the Territory.

15.5 Licensee shall procure such other policies of insurance from time to time as is reasonably requested by PA (such as Directors’ & Officers’ Insurance, Products Liability Insurances, and Errors & Omissions Insurance).

15.6 With respect to the foregoing policies, all PA Parties shall be named additional insureds under such liability policies.

15.7 PA is not liable for and is not required to perform services with respect to problems caused by third party products or any PA System product that has been altered or modified by anyone other than PA.

15.8 PA’s entire liability and Licensee’s exclusive remedy for damages from any cause whatsoever arising under or connected with any services provided under this Agreement, regardless of the form of action, whether in contract, warranty (including any breach of warranty under Section 4 above), tort (including negligence) or otherwise, shall be limited to direct damages in an amount not to exceed the aggregate amount of any Licensing Fees that PA has actually received under the Agreement and any Services Agreement, unless damages are sought by PA, in which case amounts due under this Agreement but not yet paid by Licensee shall be added.

16. FORCE MAJEURE

A party shall not be liable for failure to act or delay upon fulfillment of all or part of this Agreement (other than for payments due hereunder to the other party), or any breach of this Agreement which is caused by or due to acts of nature, war, warlike condition, terrorism, revolution, fire, or flood (each, a “Force Majeure Event”) during the duration of the Force Majeure Event; provided, however, that if such failure to act or delay continues for longer than one hundred eighty (180) days, then either party may otherwise terminate this Agreement as provided herein. Notwithstanding the foregoing, in no event shall a Force Majeure Event excuse performance under Section 6.

17. COOPERATION ON DISPUTES

Each party shall reasonably cooperate with the other party in regard to any inquiry, dispute or controversy in which the other party may become involved and of which the other party may have knowledge. Such cooperation shall include disclosure of relevant documents and financial information, and interviews of Licensee’s personnel. Such obligation shall continue after the expiration or termination of this Agreement.

18. LATE PAYMENTS

In the event royalty payments, re-billings or other amounts are not received by PA when due, then, unless otherwise provided herein, Licensee shall pay to PA interest charges at a rate of 12% per annum. Interest shall be compounded monthly and calculated from the date payment was due until the date payment was actually received by PA.

19. WAIVER

No waiver by either party to this Agreement of any breach or default of any of the covenants or agreements set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

20. FAILURE TO PERFORM

If it becomes necessary for either party to undertake legal action against the other because of a failure of performance due under the terms of this Agreement, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

21. GOVERNING LAWS; DISPUTES

21.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE STATE AND FEDERAL LAWS WITHIN THE JURISDICTION OF THE STATE OF NEW YORK, without regard to conflicts of laws principles. Any dispute or controversy arising out of or connected with, or relief sought pursuant to, this Agreement shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The venue of any such arbitration or other proceeding entered into in connection herewith shall be the city of New York, NY. Judgment upon any arbitration award may be entered in any court having jurisdiction. The proceedings shall be conducted in the English language. Each party shall bear its own costs in any arbitration hereunder. The official and governing text of this Agreement shall be English.

21.2 Notwithstanding the foregoing, in the event of any actual or threatened default in or breach of any of the terms, conditions and provisions of Sections 4, 5, 6, 7, 8 or 10 by Licensee, PA and its Affiliates shall have the right to specific performance or injunctive relief in addition to any and all rights and remedies at law or in equity, or hereunder, and all such rights and remedies shall be cumulative. Licensee waives, to the greatest extent permissible, any requirement that PA or its Affiliates post bond or other security as a precondition to an injunction, whether temporary or permanent.

22. GOVERNMENT REGULATIONS; ANTI-CORRUPTION

22.1 Licensee shall meet or exceed all regulatory standards implemented by any applicable government for the design, construction, and operation of the Unit or the Licensed Technology, and any production and sale of Licensed Products. Licensee shall bear all costs and expenses associated with meeting regulatory standards. Licensee shall comply fully with all other applicable laws, rules and regulations, including without limitation the United States and any jurisdiction in the Territory.

22.2 Licensee has represented and warranted to PA, and hereby reaffirms its representation, that no Affiliate, director, employee, or direct or indirect owner of Licensee, or any representative, consultant or agent of Licensee who will be involved in Licensee’s performance of the License Agreement or the project contemplated under that agreement, is a Government Official, political party official or candidate, or a close family member or designee of such an official or candidate. In the event that during the Term of this Agreement there is a change in the information contained in this paragraph, Licensee agrees to make immediate disclosure to PA. If, in PA’s reasonable discretion, such change substantially detracts from or increases the risks related to its relationship with Licensee, such changes will constitute grounds for “for-cause” termination of this Agreement under Section 13.4. In addition, Licensee shall promptly advise PA of any change in the financial or ownership interests in or management of Licensee. If, in PA’s reasonable discretion, such changes substantially detract from the expected economic returns to PA or increase the risks related to its relationship with Licensee, such changes will constitute grounds for termination of this Agreement.

22.3 Notwithstanding anything else in this Agreement to the contrary, Licensee affirms that it, or its Affiliates, have not and will not, in connection with the actions contemplated by this Agreement or in connection with any other business involving PA, make, offer, promise, agree to make or authorize any payment or transfer of anything of value, directly or indirectly to: (i) any Government Official; (ii) any political party, party official or candidate; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; (iv) any owner, director, employee, representative or agent of any actual or potential customer of Licensee; (v) any director, employee, representative or agent of PA or any of its affiliates; or (vi) any other person or entity, if such payment or transfer would violate the laws of the country in which made or the laws of the United States or the laws of any other relevant jurisdiction. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. This Section does not, however, prohibit the providing of reasonable and customary meals and entertainment in the normal course of business or the giving of business mementos of nominal value.

23. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

If the law of any nation requires that this Agreement or any associated transaction be either approved or registered with any governmental agency, Licensee shall assume all legal obligations and costs to do so.

24. EXPORT CONTROL LAWS

Licensee shall use commercially reasonable efforts to ensure compliance with, and shall observe and abide by, all applicable United States and foreign laws, rules, and regulations with respect any transfer of Licensed Technology or the PA System hereunder or any related technical data from the United States and/or into foreign countries. The regulations, laws and rules include, without limitation, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations, and any applicable rules or regulations promulgated by the United States Commerce Department or Treasury Department. No later than ten (10) days prior to exporting any Licensed Technology or any part of the PA System, or any related technical data, from the United States, or importing any Licensed Technology or any part of the PA System, or any related technical data, into any foreign country, Licensee shall provide evidence satisfactory to PA, in its reasonable discretion, that the Licensee may make such transfer in compliance with, and without violating, any such applicable laws, rules, or regulations.

25. MISCELLANEOUS

25.1 No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by each party. There are no third-party beneficiaries to this Agreement. The Original License is incorporate into and replaced by this Agreement. The Agreement embodies the entire understanding of the parties and shall supersede and replace the Original License, all previous communications, representations, or undertakings, whether verbal or written, between the parties relating to its subject matter, including but not limited to any term sheet, letter of intent, memorandum of understanding, or similar document related hereto.

25.2 Other than as may be specifically stated herein, Licensee shall have no right to use the name or other designation of PA in connection with any sale or promotion of Licensed Products without the express written consent of PA. Licensee shall be entitled to identify the source, but not the content, of the Licensed Technology in a factual manner.

25.3 If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired; provided that the essential benefits to the parties hereunder remain intact.

25.4 The headings of the sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

25.5 Licensee agrees that the employees, consultants, and agents of Licensee will not for any purpose be considered employees, consultants, or agents of any PA Party and that Licensee assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits. PA agrees that the employees, consultants, and agents of PA will not for any purpose be considered employees, consultants, or agents of Licensee and that PA assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits.

25.6 Nothing herein shall prohibit or limit either party’s right to injunctive relief in connection with this Agreement or any dispute arising in connection with the relationship contemplated hereby.

25.7 No party shall issue any press release or make any public statement regarding the terms of this Agreement, unless required by applicable laws or regulations, including, without limitation, any filings as required by applicable securities laws or the United States Securities and Exchange Commission. Neither party shall make reference to the other in a press release or any other written statement connected with public media in connection with this Agreement, except with the prior written approval of the other party, which shall not be unreasonably withheld. The parties shall not use, nor permit to be used by any other person or entity, the name of any other party, nor any adaptation thereof, or the name of any other party’s employees in any advertising, promotional or sales literature or for any other purpose without the prior written permission of the other party.

25.8 This Agreement may be executed in counterparts, and by facsimile or electronic transmission.

[SIGNATURES ON PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused these presents to be executed in manner and form sufficient to bind it as of the day and year first above written.

Witnesses:	Asesorias e Inversiones Quilicura S.A., a corporation organized and existing under the laws of Chile

By:
Name:
	By:	/s/ Andres De Carcer
	Name:	Andres De Carcer
	Title:	President

PA LLC, a Delaware limited liability company f/k/a PetroAlgae, LLC

By:	/s/ James P. Dietz
Name:	James P. Dietz

		By:	/s/ Anthony Tiarks
		Name:	Anthony Tiarks
		Title:	CEO

Signature Page to License Agreement

List of Exhibits

to License Agreement

Exhibit “A”:	Technical Description of Licensed Technology

Exhibit “B”:	Licensed Patents and Intellectual Property

Exhibit “C”:	Description of PA Software

Exhibit “D”:	License Turnover Package

EXHIBIT “A”

TO LICENSE AGREEMENT

Technical Description

To be provided after receipt by PA of Preliminary Phase Fee

EXHIBIT “B”

TO LICENSE AGREEMENT

Licensed Patents and Intellectual Property

PA Intellectual Property

Trademarks

1.

2.

3.	THINKING OUTSIDE THE BARREL

4.	PETROALGAE

Provisional Applications

5.	Method for Combusting Biomass from Microcrops
Application No. 61/380,640

Patent Applications

** REDACTED **

9.	System and Methods of Production and Harvesting of Oil-rich Algae (several filings including continuations and international filings)
Application No. US 11/959417

10.	Tubular Growth Method
Application No. PCT/US07/20211
Taiwan 096164247

** REDACTED **

Licensed Technology

12.	Transesterification of Biodiesel Feedstock Using a Gaseous Catalyst (“One-Step”) (claims priority from US Application Number 61/073,930)

EXHIBIT “C”

TO LICENSE AGREEMENT

Description of PA Software

The PA System (the System) utilizes a custom suite of software (PA Software Suite) (the PA Software) for the optimization of the bioreactor conditions, delivery of the required bioreactor inputs, control of the individual systems components, operation of the harvest system, operation of the dewatering systems, operation of the drying systems, operation of the processing and refining systems, weather station, collection of data, data analysis and reporting of the items identified in the data tables and certain other functionality to enable the operation of the System in accordance with the stated system specifications and stated operational functionality and resulting stated throughput and financial characteristics. The PA Software also includes the basic ability to report and account for the System throughput. Operation of the PA System without the current version of the PA Software is not recommended and may violate PA licensing agreements and result in the voiding of PA’s warrantee responsibilities under the licenses. The System is configured and optimized for each specific organism and strain or combination of strains. The System is likewise configured, adjusted and parameterized for the specific local conditions including all sunlight, weather related, water quality and other site specific parameters.

EXHIBIT “D”

LICENSE TURNOVER PACKAGE.

The License Turnover Package shall consist of the following components:

3.1.1 Master License Unit Design Package, for a Unit, built on a “generic” piece of flat land, which will consist of four major sections: (a) a process narrative; (b) an engineering design package (which shall include, without limitation, general arrangement site layout plans for each production module corresponding to the current build-out phase of the Unit, process flow diagrams, piping & instrumentation diagrams, power & electrical system diagrams, control system design); (c) a bill of materials and capital expenditures estimate (including equipment lists and construction cost estimates); and (d) an operating expense estimate. This Master License Unit Design Package will be provided by PA to serve as the starting point and master reference which Licensee’s chosen engineering firm, after approval of such firm by PA, will use to develop a site-specific design taking into account the specific requirements of Licensee’s particular location, land plot sizes, topography, etc.

3.1.2 Information Management and Technology Information, to contain information reasonably necessary (in PA’s reasonable discretion) for Licensee to interact with and operate the Unit, which may include, without limitation, information on the following: (a) network configuration; (b) system user interface; (c) security system; (d) process control system; (e) growth management system; (f) production operations system; (g) analytical data system; and (h) reporting system. This part of the Licensee Turnover Package may include information on other components which PA may choose to add in its reasonable discretion.

3.1.3 System Operator Guide, for a Unit, to contain information reasonably necessary, useful or helpful, in PA’s reasonable discretion, for Licensee to operate the Unit. The System Operator Guide will include, without limitation, the following information: (a) operator narratives; (b) lemna pond startup and inoculation standard operating procedure (“SOP”); (c) harvest SOP, (d) processing equipment SOP; (e) raw material inventory management SOP; (f) equipment maintenance and repair SOP; and (g) instructions for when and how to contact PA for assistance. All SOPs may be modified after the date hereof by PA in its sole discretion, and may include additional information on other components of the Unit which PA may choose to add in its sole discretion.

3.1.4 Quality Control, including all recommended procedures and testing required to control and confirm product quality.

3.1.5 System Human Resource Management Guide, which will be a suggested guide for effectively providing personnel to manage and operate the Unit as PA has determined in its reasonable discretion, and will consist of, without limitation: (a) system human resource management overview; (b) facility organizational chart; (c) facility staffing plans; and (d) facility job descriptions.

3.1.6 Unit Advanced Planning Library, which will consist of information which may be necessary, useful or helpful, in PA’s reasonable discretion, for Licensee to plan, construct and/or operate the Unit. The Unit Advanced Planning Library will include, without limitation, the following: (a) site qualification checklist; (b) tentative construction and startup schedule; (c) recommended surveys list; (d) analyses list; (e) Unit economic model; and (f) Unit strategic plan summary. The Unit Advanced Planning Library may be modified after the date hereof by PA in its sole discretion, and may include additional information which PA may choose to add in its sole discretion.